Exhibit 6.15

MaLuxe, Inc.

Raj Idnani Employment Agreement

THIS AGREEMENT, effective the 1st day of May 2022, by Maison Luxe, Inc. with its principal place of business at 1 Bridge Plaza North Suite 2 Fort Lee, NJ 07024 ("Company"), and Raj Idnani, whose address is 121 Madison Avenue #3J New York, NY 10016 ("Executive").

WHEREAS, the Company offers luxury retail consumer items that are responsibly sourced and affordable. The Company operates as a niche high-end luxury goods retailer, helping interested consumers obtain rare luxury items that may otherwise not be reliably available due to the nature of the luxury retail marketplace; and

WHEREAS, Company hereby offers to employ Executive on the terms and conditions set forth herein and Executive hereby accepts such employment; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment, Duties and Acceptance

1.1 Company hereby employs Executive as Chief Operations Officer for the Term (as defined in Section 2 hereof) to render his full-time exclusive services to Company upon execution of this Agreement. The Executive shall devote his best efforts to the affairs of the Company and perform such duties as Executive shall reasonably be directed to perform by Officers of the Company. Said job description attached hereto as Exhibit A

1.2 Executive hereby accepts such employment and agrees to render such services. Executive agrees to render such services and Executive will travel on temporary trips to such places as may be required from time to time to perform his duties hereunder. During the Term hereof, Executive will not render any services for others, or for Executive's own account, in a competitive business and will not render any services to any supplier or significant customer of Company.

2. Term of Employment

2.1 The term of Executive's employment pursuant to this Agreement (the “Initial Term”) shall begin on the date hereof, and shall end on April 30th , 2025, and shall be automatically renewed annually thereafter for one (1) year terms (each, an “Additional Term” and the Initial Term and all Additional Terms, shall be referred to collectively as the “Term”), unless and until either party provides thirty (30) days’ advance written notice prior to the end of the Initial Term or then-current Additional Term that such party declines to so extend the Term, subject to the provisions of Article 4 of this Agreement providing for earlier termination of Executive's employment in certain circumstances.

3. Compensation

3.1 As compensation for services to be rendered pursuant to this Agreement, Company agrees to pay Executive (A) 25,000,000 shares of Company common stock subject to the Restrictions promulgated under Rule 144 of the Securities Act of 1933 upon execution of this Agreement and (B) sum of $6,666.67 per month during the Term of this Agreement.

Any change in compensation shall be agreed to in writing and included as an amendment to this Agreement

The Salary set forth hereinabove shall be payable in accordance with the regular payroll practices of the Company. All payments hereunder shall be subject to the provisions of Article 4 hereof.

3.2 Company shall pay or reimburse Executive for reasonable expenses incurred or paid by Executive in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Executive, and otherwise in accordance with Company procedures from time to time in effect which were pre- approved in writing in advance.

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3.3 During the Term, Executive shall be entitled to participate in any group insurance, qualified pension, hospitalization, medical health and accident, disability, or similar plan or program of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Notwithstanding anything herein to the contrary, however, Company shall have the right to amend or terminate any such plans or programs.

4. Termination

4.1 With Cause. Company may at any time during the Term, by notice, terminate the employment of Executive for malfeasance, misfeasance, or nonfeasance in connection with the performance of Executive's duties, the cause to be specified in the notice of termination. Without limiting the generality of the foregoing, the following acts during the Term shall constitute grounds for termination of employment hereunder:

(1) Any willful and intentional act having the effect of injuring the reputation, business, business relationships of Company or its affiliates;

(2) Conviction of or entering a plea of nolo contendere to a charge of a felony or a misdemeanor involving moral turpitude;

(3) Material breach of covenants contained in this Agreement; and

(4) Repeated or continuous failure, neglect, or refusal to perform Executive's duties hereunder.

5. Protection of Confidential Information

5.1 In view of the fact that Executive's work as an Executive of Company will bring Executive into close contact with many confidential affairs of the Company and its affiliates, including matters of a business nature, such as information about costs, profits, markets, sales, and any other information not readily available to the public, and plans for future developments, Executive agrees during the term of this Agreement and for two (2) years thereafter:

(1) To keep secret all confidential matters of Company and its affiliates and not to disclose them to anyone outside of Company, either during or after Executive's employment with Company, except with Company's written consent; and

(2) To deliver promptly to Company on termination of Executive's employment by Company, or at any time Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Company's and its affiliates' businesses which Executive may then possess or have under the Executive's control.

6. Ownership of Results of Services:

6.1 Company shall own, and Executive hereby transfers and assigns to it, all rights of every kind and character throughout the work, in perpetuity, in and to any material and/or ideas written, suggested, or submitted by Executive hereunder and all other results and proceeds of Executive's services hereunder, whether the same consists of literary, dramatic, mechanical or any other form of works, themes, ideas, creations, products, or compositions. Executive agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the results and proceeds of Executive's services.

7. Notices:

7.1 All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, as follows:

If to Executive: 121 Madison Avenue #3J New York, NY 10016

If to Company: 1 Bridge Plaza North Suite 2 Fort Lee, NJ 07024

or as such other addresses as either party may specify by written notice to the other as provided in this Section 7.1.

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8. General

8.1 It is acknowledged that the rights of Company under this Agreement are of a special, unique, and intellectual character which gives them a peculiar value, and that a breach of any provision of this Agreement (particularly, but not limited to, the exclusivity provisions hereof and the provisions of Article 5 hereof), will cause Company irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in the premises, Executive specifically agrees that Company shall be entitled to seek injunctive relief to enforce and protect its rights under this Agreement.

8.2 This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements, and understandings. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event that any compensation or other monies payable hereunder shall be in excess of the amount permitted by any such statute, law, ordinance, or regulation, payment of the maximum amount allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement.

8.3 No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.4 The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets. Company may also assign this Agreement to any affiliate of Company; provided, however, that no such assignment shall (unless Executive shall so agree in writing) release Company of liability directly to Executive for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by Company. The term "affiliate", as used in this agreement, shall mean any corporation, firm, partnership, or other entity controlling, controlled by or under common control with Company. The term "control" (including "controlling", "controlled by", and "under common control with"), as used in the preceding sentence, shall be deemed to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, firm, partnership, or other entity, whether through ownership of voting securities or by contract or otherwise.

8.5 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

8.6 This Agreement shall be governed by and construed according to the laws of the State of New Jersey applicable to agreements to be wholly performed therein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Maison Luxe, Inc. (“Company”)	Raj Idnani (“Executive”)

/s/ Anil Idnani	/s/ Raj Idnani
Anil Idnani, CEO	Raj Idnani

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Exhibit “A”

Chief Operations Officer Duties & Responsibilities

In general, these responsibilities include:

1.	Design and implement business strategies, plans and procedures
2.	Set comprehensive goals for performance and growth
3.	Establish policies that promote company culture and vision
4.	Oversee daily operations of the company and the work of executives (IT, Marketing, Sales, Finance etc.)
5.	Lead employees to encourage maximum performance and dedication
6.	Evaluate performance by analyzing and interpreting data and metrics
7.	Write and submit reports to the CEO in all matters of importance
8.	Assist CEO in fundraising ventures
9.	Participate in expansion activities (investments, acquisitions, corporate alliances etc.)
10.	Manage relationships with partners/vendors

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